Exhibit 5.2

August 8, 2016

Messrs.

Ecopetrol S.A.

Carrera 13 No. 36-24

Bogotá, Colombia

Ladies and Gentlemen:

Per your kind request, we have acted as special Colombian counsel to Ecopetrol S.A., a mixed economy company (sociedad de economía mixta) organized as a stock corporation (sociedad anónima) under the laws of the Republic of Colombia (“Colombia”) (the “Issuer”), in connection with the registration statement No. 333-[*] (the “Registration Statement”) on Form F-3 to be filed by the Issuer with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933 (the “Act”), as amended, relating to the offering from time to time, as set forth in the base prospectus, dated August 8, 2016, contained in the Registration Statement (the base prospectus, including the documents incorporated by reference therein, being hereinafter referred to as the “Base Prospectus”), of (i) ordinary shares of the Issuer (the “Common Stock”), which may be represented by American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued pursuant to the Deposit Agreement dated September 16, 2008 (the “Deposit Agreement”) among the Issuer, JPMorgan Chase Bank N.A., as depositary, and the holders of the ADRs issued thereunder, (ii) debt securities of the Issuer which are not guaranteed (the “Debt Securities”), (iii) guaranteed debt securities of the Issuer (the “Guaranteed Debt Securities”) and (iv) preferred shares of the Issuer (the “Preferred Shares”), (collectively, with the Common Stock, the Debt Securities and the Guaranteed Debt Securities, the “Securities”).

The Debt Securities and Guaranteed Debt Securities will be issued from time to time in one or more series to be issued by the Issuer pursuant to either (i) the indenture dated July 23, 2009 (the “Original Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”) or (ii) the Original Indenture, as amended and supplemented by amendment no. 1 to the indenture, dated as of June 25, 2015 (“Amendment No.1 to the Indenture” and, together with the Original Indenture, the “Revised Indenture”), between the Issuer and the Trustee. The Original Indenture and the Revised Indenture are collectively referred to herein as the “Indentures.”

As special Colombian counsel to the Issuer, we have examined the corporate charter and by-laws (Estatutos) of the Issuer. We have also examined such corporate records, certificates and other documents provided to us by the Issuer that we have deemed necessary to render this opinion.

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We have relied, as to factual matters, on representations, statements and warranties contained in the documents we have examined, certificates of officers and representatives of the Issuer and certificates of public officials. We have assumed the genuineness of all signatures on original or certified copies, the authenticity of documents submitted to us as originals and the conformity to original or certified copies, of all copies submitted to us as certified or reproduction copies.

The opinions herein are limited in all respects to the laws of Colombia as they stand at the date hereof and as they are currently interpreted. We do not express any opinion on the laws of any jurisdiction other than Colombia.

Based on the foregoing and subject to the qualifications set forth therein, we are of the opinion that:

1.	The Issuer is a corporation duly organized as a mixed economy company (sociedad de economía mixta) and validly existing under the laws of the Republic of Colombia.

2.	In connection with the issuance, offering and sale of Debt Securities and Guaranteed Debt Securities to be issued under the Indentures and the performance of the Issuer’s obligations thereunder, substantially in the form of the exhibit to the Registration Statement, (i) when all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) when all necessary corporate and shareholder actions are taken by the Issuer and its shareholders, including actions taken by the General Shareholders’ Meeting and the Board of Directors of the Issuer or a combination of such bodies, (iii) when a definitive underwriting, purchase or similar agreement relating to the issuance, offer and sale of the Debt Securities and the Guaranteed Debt Securities is duly authorized, executed and delivered by all parties thereto, including the Issuer, (iv) when the Debt Securities and the Guaranteed Debt Securities are duly executed and delivered by the Issuer and, to the extent required by the Indenture, duly authenticated and countersigned and (v) when the Debt Securities and the Guaranteed Debt Securities are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, such definitive underwriting, purchase or similar agreement, then the Debt Securities and the Guaranteed Debt Securities will constitute valid, binding and enforceable obligations of the Issuer.

3.	In connection with the issuance, offering and sale of the Common Stock, which may be represented by ADSs, and the Preferred Shares, (i) when all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) when all necessary corporate and shareholder actions are taken by the Issuer and its shareholders, including actions taken by the General Shareholders’ Meeting and the Board of Directors of the Issuer or a combination of such bodies (iii) when a definitive underwriting, purchase or similar agreement relating to the issuance, offer and sale of the Common Stock and the Preferred Shares is duly authorized, executed and delivered by all parties thereto, including the Issuer, and (iv) when the Common Stock and the Preferred Shares are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, such definitive underwriting, purchase or similar agreement, then the Common Stock and the Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable.

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The foregoing opinions are subject to the following comments and qualifications:

a)	Except for some constitutional actions, Colombian law does not contemplate the equitable or injunctive remedies or reliefs. However, under Colombia law (mainly Laws 1437 of 2011 and 1564 of 2012) a court may order any precautionary measure it deem necessary in order to provisionally protect and guarantee the subject matter of the dispute and the eventual fulfillment or enforcement of its ruling. That is so for litigation involving state entities (such as the Issuer) and for civil cases.

b)	The enforceability of the obligations of the Issuer under the Securities may be limited by laws governing the bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, liquidation or other similar laws relating to or affecting enforcement of creditors’ rights generally, and is subject to statutory preferences granted under Colombian laws (including labor, pensions and tax claims), and by claims which have, without any agreement, notarization or other voluntary act, priority for payment by operation of law.

c)	Pursuant to Articles 15 and 16 of Colombia’s Civil Code (Código Civil), the waiver of immunity is permissible provided that said waiver only affects the rights of the waiving party and taking into account the exceptions and limitations provided by local regulations. Under Colombian law any immunity from proceedings which might be available in the future cannot be validly waived in advance.

d)	Pursuant to Article 13 of Law 1564 of 2012 of Colombia (Código General del Proceso), civil procedure rules are considered public order laws and therefore cannot be modified or waived by private agreements. To the extent that the parties to the agreements related to the Securities commence enforcement actions before Colombian courts instead of commencing them in foreign courts (which final rulings may subsequently be enforced in Colombia through exequatur proceedings as described below), any waivers made by the parties to such agreements and the Securities in respect of Colombia's rules of civil procedure may be rendered unenforceable.

e)	Pursuant to articles 605, 606 and 607 of Law 1564 of 2012 (Código General del Proceso), the courts of Colombia would give effect to and enforce a judgment obtained in a court outside Colombia without re-trial or re-examination of the merits of the case provided (a) that there exists a treaty or convention relating to recognition and enforcement of foreign judgments between Colombia and the country of origin of the judgment or, in the absence of such treaty, that proper evidence is provided to the Supreme Court of Colombia to the effect that the courts of the country of the subject judgment would recognize and enforce Colombian judgments, and (b) that the subject judgment fulfills the requirements listed in article 607 of Law 1564 of 2012 (Código General del Proceso) (the "Exequatur" proceeding).

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f)	In accordance with Article 902 of Colombia's Code of Commerce (Código de Comercio), any nullification of a provision of the Securities or of an agreement related to the Securities would nullify the entire document if the parties would not have entered into such document in the absence of such nullified provision.

g)	According to Colombian laws, the laws applicable to a given agreement are those in existence at the time of execution, even if those laws change in the future, provided that the changes are not related to, or do not affect, public order laws, which are applicable to a given agreement in their existing form.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Base Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

We assume no obligation to update or supplement this opinion to reflect any facts which may hereafter come to our attention or any changes in the law which may hereafter occur.

Very truly yours,

/s/ Manuel Fernando Quinche González

Manuel Fernando Quinche González

Partner

Brigard & Urrutia Abogados S.A.S

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